Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Chelsey Orlikowski
chelsey.orlikowski@manpowergroup.com
+1.414.906.7320
Ruth Harper
+1.414.906.7490
ruth.harper@manpowergroup.com

ManpowerGroup Executive Chairman Jeffrey A. Joerres to Retire At End of Year After 22 Years; CEO Jonas Prising To Become Chairman of the Board

MILWAUKEE (October 29, 2015) – ManpowerGroup (NYSE: MAN) today announced that Jeffrey A. Joerres will retire as Executive Chairman and from the Board of Directors, effective December 30, 2015. Mr. Joerres will be succeeded by ManpowerGroup’s CEO Jonas Prising who takes on the additional position of Chairman of the Board, effective December 31, 2015.
Mr. Joerres, 55, joined ManpowerGroup in 1993. He has served as Chairman of the Board since 2001 and was CEO from April 1, 1999 until May 1, 2014. During his tenure, Joerres transformed ManpowerGroup from an $8B temporary staffing company, operating in 50 countries with one brand, to a $20B global provider of innovative workforce solutions operating in 80 countries under four brands – Manpower, Experis, ManpowerGroup Solutions and Right Management.
“Jeff’s impressive contributions to ManpowerGroup span more than three decades. In his 15 years as CEO he drove the expansion of the company with his client first approach and strategic vision,” said Prising. “Jeff has inspired and developed strong leaders across this business and his passion and energy for people and for creating opportunities has truly changed lives and instilled pride in this organization. Jeff is a recognized thought leader in the world of work and his deep industry knowledge and labor market expertise have had a significant impact on our company, our industry and labor markets around the world.”
Ed Zore, lead director of ManpowerGroup’s Board of Directors stated, “The Board appreciates Jeff’s stewardship in building an enterprise with such a strong culture that delivers innovation and results to clients, candidates and shareholders. We wish him every success in his retirement. We also congratulate Jonas Prising on his expanded role and are confident that as both CEO and Chairman he will continue to lead the organization forward with the vision and energy he has demonstrated so clearly in his more than 15 years with ManpowerGroup.”
Mr. Prising, 50, became ManpowerGroup’s fourth CEO when he took office on May 1, 2014. Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at http://www.manpowergroup.com/investors/investors.cfm.

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ManpowerGroup • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com

Exhibit 99.1

About ManpowerGroup

ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for more than 65 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands – Manpower®, Experis®, Right Management ® and ManpowerGroup® Solutions – we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2015, ManpowerGroup was named one of the World’s Most Ethical Companies for the fifth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com

Forward-Looking Statements

This news release contains statements that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company's expected future results. The Company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those contained in the forward-looking statements can be found in the Company's reports filed with the SEC, including the information under the heading 'Risk Factors' in its Annual Report on Form 10-K for the year ended December 31, 2014, which information is incorporated herein by reference.

ManpowerGroup • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com